Exhibit 5.2

July 27, 2010

Teva Pharmaceutical Industries Limited

5 Basel Street

Petach Tikvah, 49131

Israel

Ladies and Gentlemen:

We have acted as special U.S. counsel for Teva Pharmaceutical Industries Limited, an Israeli corporation (the “Company”), in connection with the Teva Pharmaceutical Industries Limited 2010 Long-Term Equity-Based Incentive Plan (the “Plan”). The Company is filing a registration statement on Form S-8 (the “Registration Statement”) with the United States Securities and Exchange Commission to register the offering and sale of 70,000,000 ordinary shares, par value NIS 0.1 per share, of the Company (the “Shares”), to be issued under the Plan. The Shares may be represented by the Company’s American Depository Shares (“ADSs”) under the Amended and Restated Deposit Agreement, as amended, dated as of January 11, 2008 (the “Deposit Agreement”), among the Company, The Bank of New York Mellon, as depositary (the “Depositary”), and the holders from time to time of the Company’s ADSs. The Shares being registered are issuable to certain employees, officers, directors, and consultants of the Company or its affiliates in connection with the grant of awards (“Awards”) to such employees, officers, directors, and consultants under the Plan (the “Awardholders”).

We have reviewed the Deposit Agreement and have considered such aspects of New York law as we have deemed relevant for purposes of the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as copies.

Subject to the qualifications set forth below, and based upon, and subject to, the foregoing, we are of the opinion that:

1.	The Deposit Agreement, assuming due authorization, execution and delivery by the Depositary and the Company, constitutes a legal, valid, binding and enforceable agreement of the Company, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

2.	The ADSs, when sold or delivered to the Awardholders in accordance with the Plan and the Awards granted thereunder, will entitle the holders of such ADSs to the rights specified in the Deposit Agreement.

NEW YORK     WASHINGTON     PARIS     LONDON     MILAN     ROME     FRANKFURT     BRUSSELS

in alliance with Dickson Minto W.S., London and Edinburgh

Teva Pharmaceutical Industries Limited

July 27, 2010

We are members of the bar of the State of New York and do not express any opinion as to the laws of any other jurisdiction.

This opinion is being rendered solely in connection with the registration of the offering and sale of the Shares, as represented by ADSs, pursuant to the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

WILLKIE FARR & GALLAGHER LLP